Exhibits 10.02

CREDIT AGREEMENT

By and Between

WEST RECEIVABLES PURCHASING, LLC,

as Borrower,

and

TOGM, LLC,

as Lender,

Dated as of May 21, 2008

i

Section 7.1 Liens	28

Section 7.2 Sale or Transfer of Assets; Suspension of Business Operations	28

Section 7.3 Consolidation and Merger; Asset Acquisitions	28

Section 7.4 Accounting	29

Section 7.5 Modification or Termination of Agreements	29

Section 7.6 No Commissions or Rebates on Dispositions or Collections	29

ARTICLE VIII EVENTS OF DEFAULT; RIGHTS AND REMEDIES	29

Section 8.1 Loan Series Events of Default	29

Section 8.2 Facility Events of Default	30

Section 8.3 Rights and Remedies Upon the Occurrence of a Loan Series Event of Default	32

Section 8.4 Rights and Remedies Upon the Occurrence of a Facility Event of Default	32

Section 8.5 Application of Asset Proceeds upon the Occurrence of a Loan Series Event of Default	33

Section 8.6 Application of Asset Proceeds in the Event of Acceleration by the Lender or upon the Occurrence of a Facility Event of Default under Section 8.2(b)	33

Section 8.7 Borrower Cure	34

ARTICLE IX MISCELLANEOUS	34

Section 9.1 No Waiver; Cumulative Remedies	34

Section 9.2 Amendments, Requested Waivers, Etc.	34

Section 9.3 Severability Clause	34

Section 9.4 Notices	35

Section 9.5 Reimbursement of the Lender’s Costs and Expenses	36

Section 9.6 Indemnity	37

Section 9.7 Execution in Counterparts	37

EXHIBITS

Exhibit A	Borrowing Request and Acceptance
Addendum I	Purchase Agreement
Addendum II	Computation of Estimated Total Cost
Addendum III	Bid Package
Addendum IV	Asset Pool Information
Addendum V	Asset Series Information

Exhibit B	Promissory Note

Exhibit C	Promissory Note

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is made as of May 21, 2008, by and between WEST RECEIVABLES PURCHASING, LLC, a Nevada limited liability company (the “Borrower”), and TOGM, LLC, a Nebraska limited liability company (the “Lender”).

Recitals

WHEREAS, the Borrower may from time to time wish to purchase a pool or pools of assets, which assets include charged off credit card accounts and other delinquent or deficiency consumer obligations.

WHEREAS, the Borrower has requested that the Lender consider making loans to the Borrower from time to time to finance a portion of the purchase price to be paid by the Borrower for such pools of accounts.

WHEREAS, the Lender has agreed to consider making such financing available to the Borrower pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Lender and the Borrower hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble hereto have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(d) all accounting terms, unless otherwise specified, shall be deemed to refer to Persons and their subsidiaries on a consolidated basis in accordance with GAAP.

“Accepted Borrowing Request” shall have the meaning set forth in Section 2.1(b).

“Account” means an obligation of an Obligor to pay money, whether under a credit card arrangement, open account balance, installment sales or payment agreement, deferred payment contract or any other arrangement whatsoever, as set forth and described in a Purchase Agreement, and all unpaid balances due from the Obligors with respect to such obligations, together with all documents evidencing such Obligors’ agreement to make payment of such unpaid balances, including without limitation each credit card application or agreement, and each promissory note, loan agreement, receivable, chattel paper, payment agreement, contract, installment sales agreement or other obligation or promise to pay of an Obligor, all as described and referred to in a Purchase Agreement.

“Advanced Court Costs” means, with respect to any given Account, the filing fees and service of process costs advanced by the Servicer from its own funds in connection with the commencement of a collection action with respect to such Account.

“Affiliated Party” shall mean, with respect to a Person, another Person that is controlled by, or under common control or ownership with such Person; provided that, for purposes of this Agreement, Lender and its Affiliated Parties shall not be considered Affiliated Parties of West Corporation or any of its direct or indirect subsidiaries.

“Agreement” means this Credit Agreement and all exhibits, amendments and supplements hereto.

“Asset” shall mean, with respect to an Asset Pool, each Account and any property or other right obtained by the Borrower in connection with collection of any such Account or in substitution therefor, all of which constituting a part of the Asset Pool into which such Account was initially delivered.

“Asset Pool” shall mean all Accounts and other Assets described in a Borrowing Request or an Accepted Borrowing Request, as the context may require, together with (a) each and every Asset obtained in replacement or satisfaction of or substitution for, any such Account so purchased, (b) each and every item of property obtained by the Borrower as a result of its collection activities with respect to any such Account, (c) each and every item of collateral or security, including all security interests, liens, guarantees and other interests securing payment of any Account, and all other rights and interests of the Borrower with respect to each Account, (d) each judgment rendered against an Obligor in respect of an Account, together with all lien rights related thereto, (e) Asset Proceeds derived from or paid or payable with respect thereto, together with any and all earnings thereon and (f) each and every other right, claim and interest associated therewith; it being understood that unless otherwise agreed by Borrower and Lender, it is the intent that the Asset Pools financed hereunder shall meet the criteria set forth on Schedule 1.1 attached hereto.

“Asset Pool Contribution” shall mean, with respect to each Asset Pool, that portion of the Total Cost of such Asset Pool not funded with proceeds of a Loan. The term Asset Pool Contribution also includes all contributions previously made by Borrower as Asset Pool Equity Contributions prior to the date of this Agreement.

“Asset Pool Equity Contribution” shall mean, with respect to each Asset Pool, that portion of the Total Cost of such Asset Pool not funded with proceeds of a Loan, which, unless otherwise approved by the Lender in an Approved Borrowing Request, shall in no event be less than twenty percent (20%) of such Total Cost.

“Asset Pool Seller” shall mean, with respect to an Asset Pool, the party described in an Accepted Borrowing Request which has agreed to sell a specified Asset Pool to the Borrower pursuant to the terms and conditions of a Purchase Agreement.

“Asset Proceeds” shall mean, with respect to an Asset, any and all payments, revenues, income, receipts, collections, recoveries and other proceeds or assets received net of identified non-sufficient funds with respect to such Asset, including (without limitation) (a) payments of principal, interest, fees, late charges, insufficient funds charges, guaranty payments and any interest thereon, credit insurance payments and other cash receipts on account of such Asset, (b) interest earned on such Asset in a Collateral Account or any other account created in connection herewith, (c) court-awarded legal fees and expenses, court-awarded reimbursements of fees, costs and expenses, (d) legal fees, credit insurance costs, guaranty fees and other amounts recovered on account of such Asset, to the extent the obligation giving rise thereto has previously been paid or is otherwise not due and payable with any such receipts and (e) settlements, compromises, liquidations, foreclosure proceeds, dispositions, sales, transfers or other proceeds, whether cash or otherwise, received as a result of or in any way in connection with collection activities related to such Asset or in connection with the sale, transfer or disposition of such Asset and (f) payments, fees, rebates, refunds, commissions, kickbacks, rakeoffs, discounts, deductions, whether cash or otherwise, received by Borrower, or any Affiliated Party, as a result of or in any way in connection with collection activities related to such Asset or in connection with the sale, disposition or transfer of such Asset.

“Asset Series” shall have the meaning given in Section 2.1(d).

“Asset Series Equity Contribution” shall mean, with respect to an Asset Series, the sum of the Asset Pool Equity Contributions made by the Borrower in connection with the purchase of the Asset Pools included in such Asset Series.

“Asset Series Proceeds” shall mean for an Asset Series, all Asset Proceeds from all Asset Pools in the Asset Series.

“Bad Faith” shall mean, as applied to any action, representation or warranty hereunder or in any Loan Document, the taking of such action or the giving of such representation or warranty other than in Good Faith.

“Base Rate” shall mean the rate of interest published from time to time as the “prime rate” in the Wall Street Journal under the heading Money Rates, with each change in the base rate becoming effective on the corresponding day any change in such “prime rate” is so published; provided, however, that (i) if more than one such “prime rate” is published therein, the base rate shall be the highest such rate and (ii) if the “prime rate” is no longer published therein, the base rate shall be a substantially comparable index selected by the Lender in its reasonable discretion.

“Borrower” shall have the meaning specified in the preamble.

“Borrowing Date” shall have the meaning specified in Section 2.1(c).

“Borrowing Request” shall have the meaning set forth in Section 2.1(a).

“Bulk Transfer” shall have the meaning set forth in Section 3.4(b).

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) a day on which banking institutions in the states of Nevada or Nebraska are authorized or obligated by law, executive order or governmental decree to be closed.

“Change of Control” shall mean, except as otherwise permitted by the Operating Agreement, (a) any event, circumstance or occurrence that results in West Corporation, a Delaware corporation, holding and owning, directly or indirectly, less than seventy-five percent (75%) of the issued and outstanding equity interests in West Receivable; (b) any event, circumstance or occurrence that results in West Receivable or an Affiliated Party of West Corporation directly or indirectly owning less than seventy-five percent (75%) of the Servicer; or (c) any event, circumstance or occurrence that results in West Receivable or an Affiliated Party of West Corporation directly or indirectly owning less than seventy percent (70%) of the Borrower except as permitted by the Operating Agreement.

“Collateral Account” shall have the meaning set forth in Section 2.7.

“Collateral Account Agreement” shall mean the Collateral Account Agreement by and among the Borrower, the Servicer, the Lender and the Collateral Agent as to the deposit of Asset Pool Proceeds to one or more Collateral Accounts.

“Collateral Agent” shall initially mean the collateral agent agreed to by the parties, and if thereafter replaced, shall mean any replacement or permitted successor or assignee thereof pursuant to the Collateral Account Agreement.

“Collection Period” shall mean, with respect to an Asset Series, a period commencing on the initial Borrowing Date for the initial Loan related to such Asset Series and continuing through and including the last day of the month in which such initial Borrowing Date occurred, and thereafter each period commencing on the first day of a calendar month and continuing through the last day of such calendar month (unless otherwise agreed to in writing by the Lender and the Borrower) until all Assets constituting a part of such Asset Series have been collected, sold, abandoned or otherwise disposed of to the satisfaction of the Borrower and the Lender.

“Default” shall mean a Loan Series Default or a Facility Default, as applicable.

“Distribution Date” shall mean, with respect to each Note in an Asset Series, the Loan Maturity Date and the thirteenth (13th) day of each month (unless otherwise agreed in writing by the Lender and the Borrower) commencing on the first such specified day following the Borrowing Date for the initial Loan in the Loan Series related to such Asset Series and continuing thereafter until the date all Assets constituting a part of such Asset Series have been collected, sold, abandoned or otherwise disposed of to the satisfaction of the Borrower and the Lender; provided, that, if any Distribution Date will occur on a day which is not a Business Day, such Distribution Date shall be the next succeeding Business Day.

“Distribution Report” shall have the meaning set forth in Section 2.7.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Externally Prepared Information” shall have the meaning specified in Section 5.11.

“Event of Default” shall mean a Loan Series Event of Default or a Facility Event of Default, as applicable.

“Facility Default” shall mean an event that, with giving of notice or passage of the grace period (if any) or both, would constitute a Facility Event of Default.

“Facility Event of Default” shall have the meaning given in Section 8.2.

“Facility Termination Date” shall mean December 31, 2008, or such later date as shall be mutually agreed between Borrower and Lender; it being understood that neither Borrower nor Lender shall be under any obligation to extend the term past December 31, 2008.

“Floating Rate” shall mean an annual rate of interest equal to the sum of (a) the Base Rate and (b) three and one-half percent (3.5%) or such higher or lower rate as agreed to by the Lender and the Borrower in an Accepted Borrowing Request.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Good Faith” shall mean honesty in fact and the observance of reasonable commercial standards of fair dealing in the trade.

“Indemnitees” shall have the meaning specified in Section 9.6.

“Interest Period” shall mean (a) initially, the period commencing on the Borrowing Date with respect to a Loan and ending on (and including) the thirteenth (13th) day of the following month, and (b) thereafter, each successive period commencing on the date immediately succeeding the last day of the next preceding Interest Period and ending on (and including) the thirteenth (13th) day of the following calendar month, provided, that:

(i) if any Interest Period will otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; and

(ii) any Interest Period that would otherwise extend beyond the Loan Maturity Date shall end on the Loan Maturity Date.

“Internally Prepared Information” shall have the meaning specified in Section 5.11.

“Lender” shall have the meaning specified in the preamble.

“Lender Affiliate” shall mean any Person directly or indirectly controlling or controlled by or under direct or common control with the Lender, including without limitation, any material investor in the Lender and any investment pool or fund now or hereafter existing that is controlled by or under common control of the owner or one or more general partners or managing members of, or shares the same management company with the Lender. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as used with respect to the Lender, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Lender, whether through the ownership of voting securities, by agreement or otherwise.

“Loan” shall mean, with respect to an Asset Pool, the loan made by the Lender to the Borrower pursuant to Section 2.1.

“Loan Collateral” shall mean, with respect to a Loan Series, all Assets of the Borrower constituting a part of the Asset Series to which the Loan Series relates, whether now owned or hereafter acquired, wherever located, howsoever arising or created and whether now existing or hereafter arising, including without limitation each and every Account and any and all liens, claims and property securing payment of the indebtedness evidenced by any such Account (if any), and all property realized, collected or obtained in connection with or as a result of collections made on account of any such Account, and any and all Asset Series Proceeds paid or received with respect thereto, whether deposited to or held in a Collateral Account or otherwise, and all rights of the Borrower under each and every Purchase Agreement related to such Loan Series or the Asset Series related thereto.

“Loan Costs” shall mean those out-of-pocket payments, costs and expenses paid or incurred by the Lender pursuant to Section 9.5(b).

“Loan Documents” shall mean this Agreement, the Security Agreement, the Collateral Account Agreement, the Servicing Agreement, the Accepted Borrowing Requests, and, as and when issued, each Note and any other instrument, document or agreement entered into by the Borrower or the Servicer for the benefit of the Lender to evidence or secure any Loan, in each case as amended, supplemented or modified with the consent of the Lender from time to time.

“Loan Maturity Date” shall mean, with respect to all of the Loans in a Loan Series funded in any calendar month, twenty-four (24) months after the most recently funded Loan in such calendar month or such later date as agreed to by the Borrower and Lender with respect to a Loan; provided that if a later date is proposed by either the Borrower or the Lender and is not agreed upon by the recipient of such proposal within the time required pursuant to Section 2.1, then the Loan Maturity Date for such Loan shall be thirty (30) months after the most recently funded Loan in such calendar month.

“Loan Series” shall have the meaning given in Section 2.1(d).

“Loan Series Default” shall mean an event that, with giving of notice or passage of the grace period (if any) or both, would constitute a Loan Series Event of Default.

“Loan Series Event of Default” shall have the meaning given in Section 8.1.

“Material Adverse Effect” shall mean a material adverse effect on (i) the financial condition, properties or operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder; it being agreed that, without limiting the generality of the foregoing, an event resulting in a loss of 35% of the fair market value of the Borrower shall constitute a “Material Adverse Effect” hereunder.

“Maximum Monthly Amount” shall mean Three Million Dollars ($3,000,000) or such greater amount as may be agreed upon between Borrower and Lender.

“Note” shall mean each promissory note of the Borrower payable to the order of the Lender, as described in Section 2.2, including all consolidations, replacements, extensions, restatements and substitutions therefor.

“Obligor” shall mean the customer, obligor, maker, borrower or other party primarily obligated to pay an Account.

“Obligations” shall mean, with respect to a Loan Series, the due and prompt payment by the Borrower of each Note in a Loan Series, together with all interest thereon and all other obligations of the Borrower to the Lender arising hereunder or under any other Loan Document in connection with such Loan Series or the related Asset Series.

“Operating Agreement” means the Operating Agreement of the Borrower of even date herewith by and among West Receivable and the Lender.

“Organizational Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Permitted Cure Funds” shall mean funds provided by an Affiliated Party, or, to the extent such funds shall be invested as equity in the Borrower on or after the initial occurrence of the applicable Default, by the Borrower, to the Lender for purposes of curing a Default or Event of Default hereunder; provided, that, any funds provided from any Asset, Asset Pool Proceeds or other asset of the Borrower or where, as a result of the provision of such funds (or in connection therewith), any Affiliated Party or any lender or other creditor of such Affiliated Party receives any security or ownership interest in or to any Asset, Asset Pool Proceeds or other asset of the Borrower, shall not constitute Permitted Cure Funds.

“Permitted Contest” shall mean a contest with respect to the amount, applicability or validity of any tax, assessment or other governmental charge (or lien in connection therewith) in good faith and by appropriate proceedings which during the pendency thereof prevents (a) the collection of, or realization on any tax, assessment or other governmental charge (or any lien in connection therewith) so contested, (b) the sale, forfeiture or loss of any Asset or any part thereof, and (c) any interference with the collection or use of any Asset or any portion thereof, and for which the Borrower has made adequate reserves therefor in accordance with GAAP.

“Permitted Lien” shall mean (a) a lien for a tax, assessment or other governmental charge (i) not yet due and payable, or (ii) which is being contested by a Permitted Contest, or (b) covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower as presently conducted.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan or other plan maintained for employees and covered by Title IV of ERISA.

“Projections” shall have the meaning specified in Section 5.11.

“Purchase Agreement” shall mean the asset or account purchase and sale agreement by and between the Borrower and an Asset Pool Seller pursuant to which such Asset Pool Seller agrees to sell a specified Asset Pool to the Borrower for a specified purchase price.

“Purchase Expenses” shall mean, with respect to an Asset Pool, the lesser of (a) the maximum estimated expenses to be incurred in connection with the purchase of such Asset Pool, as set forth in the related Borrowing Request, or (b) the sum of (i) any brokers’ fees incurred in connection with acquisition of such Asset Pool, not to exceed one percent (1%) of the proposed purchase price for such Asset Pool and (ii) the out-of-pocket legal costs and expenses incurred by the Borrower and the Lender in connection with the negotiation, preparation and consummation of the related Purchase Agreement, the closing of the purchase by the Borrower of such Asset Pool and the making of the Loan related to such Asset Pool; provided, however, without the Borrower’s written approval, the maximum amount of such out-of-pocket legal costs and expenses incurred by Lender which will qualify as “Purchase Expenses” shall not exceed $20,000 for the initial Asset Pool purchased by the Borrower and $10,000 for each subsequent Asset Pool, and (iii) out-of-pocket costs and expenses incurred by the Borrower in connection with its due diligence investigation of such Asset Pool, but only to the extent such costs and expenses have been included in a due diligence budget submitted to and approved by the Lender in advance.

“Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

“Security Agreement” shall mean the Security Agreement from the Borrower to the Lender pursuant to which the Borrower grants to the Lender a security interest in, among other things, all Loan Collateral to secure payment of the Loans and other obligations hereunder.

“Settlement” shall have the meaning set forth in Section 3.4(a).

“Servicer” shall mean West Asset Management, Inc., a Delaware corporation, an Affiliated Party of West Corporation, and any replacement or permitted successor or assign thereof pursuant to the terms and conditions of the Servicing Agreement.

“Servicing Agreement” shall have the meaning set forth in Section 3.3.

“Servicing Plan” shall have the meaning set forth in Section 3.3.

“Servicing Fee” shall mean, with respect to an Asset Series, the fee payable to the Servicer for services rendered in connection with collection of the Assets constituting a part of such Asset Series, computed in accordance with the Accepted Borrowing Requests for such Asset Series; provided, however, that (i) unless otherwise approved in writing by the Lender, the Servicing Fee shall in no event exceed forty percent (40%) of the Asset Series Proceeds actually collected with respect to an Asset Series during any given six (6) month period, and (ii) no Servicing Fee shall be payable to the Servicer in connection with (a) any distribution of Advanced Court Costs under Section 2.8(b) or Section 8.6(b), or (b) any Asset Series Proceeds collected by an independent thirty-party servicer as contemplated by Section 2.11 of the Servicing Agreement.

“75% Test” shall have the meaning set forth in Section 2.10.

“75% Test Report” shall have the meaning set forth in Section 2.10.

“Total Cost” shall mean, with respect to an Asset Pool, an amount equal to the sum of (a) the price actually paid by the Borrower to purchase such Asset Pool pursuant to the related Purchase Agreement (which in no event shall be greater than the purchase price (and closing adjustments) with respect thereto approved by the Lender in the Accepted Borrowing Request for such Asset Pool) and (b) all Purchase Expenses actually incurred by the Borrower or the Lender in connection with consummation of such purchase by the Borrower, or making of the Loan to finance such purchase.

“UCC” means the Uniform Commercial Code as in effect from time to time in Nebraska or in any state whose laws are held to govern the creation, perfection or foreclosure of any security interest granted pursuant to the Security Agreement.

“West Receivable” means West Receivable Services, Inc., a Delaware Corporation.

ARTICLE II

LOAN FACILITIES

Section 2.1 Loans to Purchase Asset Pools.

(a) Requests for Borrowing. From time to time during the period from the date hereof to and including the Facility Termination Date, the Borrower may present to the Lender written information describing a particular Asset Pool (i) with respect to which the Borrower intends to submit an offer to purchase and (ii) requesting that the

Lender make a Loan to the Borrower of up to the Maximum Monthly Amount to finance up to seventy five and sixty-one hundredths percent (75.61%) of the Total Cost of such Asset Pool or such other amount as the Lender shall have indicated it would consider financing in any prior discussions with the Borrower related to such Asset Pool. Each such request for a Loan hereunder shall be in substantially the form of Exhibit A hereto (each a “Borrowing Request”), and shall state the Loan Series in which such Loan is to be included and shall be accompanied by the relevant bid package (including the proposed Purchase Agreement to be entered into if the Borrower is the successful bidder for such Asset Pool), all relevant written or electronic information acquired by and all material oral information actually known to the Borrower regarding the Accounts comprising such Asset Pool, the proposed Servicing Fee for collection of such Accounts, projections of the Borrower’s anticipated recoveries, cash flows and net returns to be obtained upon collection of all Assets in the Asset Pool, and such other information as the Lender may reasonably request. The Lender shall accept or reject a Borrowing Request within five (5) Business Days after receipt thereof from the Borrower. The Lender’s failure to respond to a Borrowing Request within five (5) Business Days (or within such extended period as may be required in the event additional information or documentation is requested by the Lender) shall be deemed a rejection of the Borrowing Request by the Lender. Notwithstanding anything in the foregoing to the contrary, the Lender’s decision to accept or reject a Borrowing Request shall be in the Lender’s sole and absolute discretion and the Lender may decline any Borrowing Request for any reason (or no reason), without notification, justification or explanation, and without regard to whether or not the Lender has given any prior indication of interest or oral approval with respect to the specified Asset Pool.

(b) Acceptance of Borrowing Request. Any acceptance of a Borrowing Request shall be evidenced by the Lender’s execution and return to the Borrower of such Borrowing Request, and shall be subject to all terms and conditions of this Agreement and such additional terms and conditions as the Lender may specify, and the Borrower may accept, in such accepted Borrowing Request (each an “Accepted Borrowing Request”). An Accepted Borrowing Request delivered to the Borrower by the Lender shall constitute the Lender’s commitment, subject to satisfaction of all applicable terms and conditions of this Agreement, to make a Loan to the Borrower to fund a specified percentage of the Total Cost of the Asset Pool, as set forth in such Accepted Borrowing Request; provided, however, that the Lender’s commitment to make a Loan to the Borrower to finance the purchase of an Asset Pool shall not constitute a revolving commitment and the Borrower shall have no right to reborrow any amounts repaid to the Lender pursuant to an Accepted Borrowing Request; provided, further, that to the extent an Accepted Borrowing Request relates to a forward flow contract, the Lender shall be required to provide Loans for all future purchases under such forward flow contract up to the total amount of the Loan approved in such Accepted Borrowing Request without requiring any additional Borrowing Requests. An Accepted Borrowing Request shall expire and shall have no further force or effect if (i) the Borrower is not the successful bidder for the specified Asset Pool at a purchase price which is not in excess of the anticipated purchase price described in such Borrowing Request, (ii) the Borrower does not consummate its purchase of such Asset Pool pursuant to the terms and conditions of the related Purchase Agreement and as contemplated in the related Accepted Borrowing

Request within thirty (30) calendar days following issuance of the Accepted Borrowing Request by the Lender (unless (A) such period of time is extended in writing by the Lender or (B) the Asset Pool Seller has unilaterally extended the closing date for purchase of an Asset Pool and the Borrower is unable to contest any such extension) or (iii) a Facility Default or Facility Event of Default shall occur and shall be continuing under this Agreement.

(c) General Funding Procedures. The Borrower shall provide the Lender with not less than five (5) Business Days prior written notice of the scheduled closing date for purchase of an Asset Pool described in an Accepted Borrowing Request and shall request funding of the related Loan on such date (each a “Borrowing Date”). The Borrower shall fund its Asset Pool Contribution for the related Asset Pool by either of the following methods: (i) on the Business Day immediately preceding the applicable Borrowing Date, the Borrower shall transfer to the Lender the Borrower’s Asset Pool Contribution for the related Asset Pool, net of all Purchase Expenses paid or incurred by the Borrower, or (ii) on the Business Day immediately preceding the applicable Borrowing Date, the Borrower shall transfer to the Asset Pool Seller the Borrower’s Asset Pool Contribution for the related Asset Pool, net of all Purchase Expenses paid or incurred by the Borrower. Upon receipt by the Lender of the Borrower’s Asset Pool Contribution (if the funding method described in (i) above is used by the Borrower) or upon receipt by the Lender of a written acknowledgment from the Asset Pool Seller of its receipt and acceptance of the Borrower’s Asset Pool Contribution (if the funding method described in (ii) above is used by the Borrower) and upon satisfaction of all applicable conditions set forth in Article IV, the Lender shall make a Loan to the Borrower as specified in the related Accepted Borrowing Request by transferring the amount thereof, together with that portion of the Borrower’s Asset Pool Contribution received by the Lender (if the funding method described in (i) above is used by the Borrower), to the Asset Pool Seller in purchase of the related Asset Pool on the designated Borrowing Date.

(d) Loan Series and Asset Series. (i) Unless the Borrower and Lender agree otherwise in writing, each Loan shall be grouped together with other Loans made before it (if any) and collectively called a “Loan Series” until the earlier of (A) December 31, 2008, and (B) the date that Lender directs Borrower to begin a new Loan Series.

(ii) After the earlier of (i)(A) and (i)(B), each Loan made thereafter shall be grouped together with other Loans made following such date in a separate Loan Series until such additional Loan Series contains no fewer than three (3) Asset Pools and the aggregate original principal amount of the Loans in the Loan Series equals or exceeds $10,000,000. If the aggregate original principal amount of Loans related to any one Asset Pool in a Loan Series is greater than 50% of the aggregate original principal amount of the Loan Series, and the aggregate original principal amount of the Loans related to other Asset Pools in the Loan Series does not exceed $5,000,000, then additional Asset Pools must be added to such Loan Series until such time as the aggregate original principal amount of all Loans related to other Asset Pools exceeds $5,000,000. Notwithstanding the foregoing, at any time, the Lender may direct the Borrower to begin a new Loan Series.

(iii) After each Loan Series is filled pursuant to Section 2.1(d)(i) or (ii), the next Loan shall be the first Loan in a new Loan Series, and the procedure contemplated by Section 2.1(d)(ii) shall be completed in the same manner with respect to all future Loan Series.

(iv) All of the Asset Pools purchased with Loans in a Loan Series shall be grouped together and called an “Asset Series”.

Section 2.2 Obligation to Repay Loans; Issuance of Notes. In connection with the first Loan in a Loan Series made in any calendar month, the Borrower shall execute and deliver to the Lender a promissory note in the face amount of the Loan, dated as of the Borrowing Date for such Loan and otherwise in substantially the form of Exhibit B. In connection with each subsequent Loan in that same Loan Series made in that same calendar month, the Borrower shall execute and deliver to the Lender a promissory note with a face amount equal to the sum of the outstanding principal balance of all previous Loans made in that calendar month plus the amount of the new Loan, as a replacement and consolidation of such previous Loans with the new Loan so that each such consolidation note evidences indebtedness in the aggregate outstanding amount of all Loan advances in that Loan Series in that calendar month. Each such consolidation note shall be in substantially the form of Exhibit C and shall be issued in replacement of and substitution for, but not in payment of the previous promissory notes issued in that Loan Series during that calendar month. Each note issued under this Section 2.2, whether the original note for a calendar month in a Loan Series or a consolidation note for a calendar month in a Loan Series, is herein called a “Note”. The aggregate unpaid principal amount of the Loans evidenced by each Note shall bear interest, be payable and be secured as provided in such Note and herein.

Section 2.3 Interest on Loans. The Borrower hereby agrees to pay interest on the unpaid principal balance of each Loan for the Interest Period commencing on the Borrowing Date for such Loan and for each Interest Period thereafter until such Loan is paid in full, in accordance with the following:

(a) The outstanding principal balance of each Loan shall bear interest at an annual rate at all times equal to the Floating Rate applicable to such Loan.

(b) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all agreements with respect to interest in this Agreement and the other Loan Documents between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest made under this Agreement or any other Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal in respect of the applicable Loan, and the aggregate indebtedness under this Agreement and the other Loan Documents shall be reduced by such amount so that the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.

Section 2.4 Computation and Payment of Interest on Loans. Interest accruing on each Note shall be computed on the basis of the actual number of days elapsed in a year of three hundred and sixty-five (365) days. If Asset Series Proceeds received during a Collection Period and available to pay interest on Notes evidencing Loans of a given Loan Series on a given Distribution Date in accordance with Section 2.8 are sufficient to pay in full interest on such Notes accruing during the Interest Period ending on such Distribution Date, the amount of such accrued interest shall be due and payable in arrears on such Distribution Date for the related Asset Series; otherwise, any deficiency between the Asset Series Proceeds available to pay such interest on such Distribution Date and the amount of such interest due and payable on such Distribution Date shall be capitalized by increasing the outstanding principal balance of the deficient Note in such Loan Series by such deficiency amount, provided that if doing so would cause the outstanding principal balance of a Note to exceed the face amount of a Note, upon request of the Lender, the Borrower shall execute and deliver to the Lender a replacement Note in a face amount equal to such outstanding principal balance.

Section 2.5 Payment of Principal and Interest on Loans. Interest accruing on the indebtedness evidenced by a Note in a Loan Series shall be payable in arrears on the next occurring Distribution Date, but only to the extent available in accordance with Section 2.8. If not paid in full on a Distribution Date, all accrued and unpaid interest on a Note in a Loan Series shall be capitalized as of such date in accordance with Section 2.4. Principal of each Note in a Loan Series shall be finally due and payable on the Loan Maturity Date for such Note to the extent available in accordance with Section 2.8. In addition, each Note in a Loan Series shall be subject to mandatory prepayment on each Distribution Date for the related Asset Series in an amount equal to the Asset Series Proceeds available for such prepayment on such date, as provided in Section 2.8. The Borrower may prepay each Note in a Loan Series, in whole or in part, at any time and from time to time, without premium or penalty; provided, however, that any such prepayment can only be made from Asset Series Proceeds (including, for purposes of this Section 2.5, any Permitted Cure Funds or Special Capital Contributions with respect to such Asset Series) received with respect to the Asset Series for such Loan Series and not with any other proceeds or funds from any other source, unless otherwise approved in writing by the Lender.

Section 2.6 Transfer or Assignment of Loans. Each Note evidencing a Loan shall contain the following provisions restricting the transferability of such Note and the Lender’s rights to receive payments thereunder: “This Note shall not be transferred without compliance with Section 9.12 hereof and providing written notice of the transfer and the identity of the transferee to the Borrower, which shall be in the form of a true and correct copy of the original endorsement of this Note provided to the Borrower in accordance with the notice provisions of the Credit Agreement. Any transfer without compliance with the previous sentence shall be null and void.” In the event that a Note is issued that does not contain this language, the provisions of this Section 2.6 shall be deemed to govern and apply to such Note as if such language were contained therein.

Section 2.7 Collection and Deposit of Asset Series Proceeds. Except as provided in Sections 8.6 and 8.7, the Notes in each Loan Series shall be paid out of Asset Series Proceeds collected with respect to the related Asset Series. The Borrower shall cause all Asset Series Proceeds received by the Servicer or the Borrower (net of the Servicing Fees earned and unpaid and Advanced Court Costs actually incurred by the Servicer and not previously reimbursed with respect to such Asset Series) to be directly deposited, before the end of the next Business Day following the date of receipt by Servicer, to a separate Collateral Account for the Asset Series opened and maintained by the Collateral Agent, in the name of and under the sole control of the Lender, pursuant to the Collateral Account Agreement (each, a “Collateral Account”). The Borrower will not and will not permit the Servicer to commingle any Asset Series Proceeds collected with respect to the various Asset Series with any moneys or other funds that are not Asset Series Proceeds. Each Collateral Account shall be an interest bearing account and all interest earned on amounts on deposit therein shall constitute, and be treated as, Asset Series Proceeds collected with respect to the applicable Asset Series. All Asset Series Proceeds so deposited shall be held in the applicable Collateral Account until the next occurring Distribution Date. Not later than 3:00 p.m., Chicago, Illinois time, on the Business Day preceding each Distribution Date, the Servicer shall deliver to the Lender a report for the preceding Collection Period setting forth, by Note, the Asset Series Proceeds, Servicing Fees, Advanced Court Costs, outstanding balances of the Notes in each Loan Series and other relevant information (which may include without limitation documentation requested by the Lender to support the Servicer’s withholding of Advanced Court Costs) to determine the use and application of the Asset Series Proceeds that are (i) deposited to the Collateral Accounts, or (ii) withheld from deposit by the Servicer in accordance with this Section 2.7, during such Collection Period (each, a “Distribution Report”). The Lender will make its determinations as to distributions in accordance with Section 2.8. In no event shall any Asset Series Proceeds be withdrawn from any Collateral Account without the prior written consent of the Lender as to each such withdrawal or transfer.

Section 2.8 Distribution of Asset Series Proceeds. Upon delivery to the Collateral Agent of the Lender’s written authorization for distributions to be made from the Collateral Accounts as contemplated in Section 2.7, Asset Series Proceeds (including, for purposes of Section 2.8 (but not Sections 2.8(b) or 2.8(c)), all Special Capital Contributions with respect to such Asset Series) on deposit in the applicable Collateral Account with respect to each Note in the Loan Series shall be distributed on the next succeeding Distribution Date for such Note, in accordance with the following:

(a) first, (x) to the Lender, an amount equal to all unpaid Loan Costs paid or incurred by the Lender with respect to the making or collection of the Loans in a Loan Series related to such Asset Series and (y) to the Borrower the amount required to be distributed to the members of Borrower pursuant to Section 4.1(a)(i) of the Operating Agreement;

(b) second, to the Servicer, for any given Account, an amount equal to the Advanced Court Costs with respect to such Account; provided, however, that (i) no payments shall be made pursuant to this subparagraph to the extent that such amounts have previously been withheld by the Servicer from Asset Series Proceeds deposited into the Collateral Account pursuant to Section 2.7, and (ii) no proceeds of any Special Capital Contributions received by Borrower shall be used to pay any amounts due to the Servicer pursuant to this Section 2.8(b);

(c) third, to the Servicer, an amount equal to the Servicing Fee, if any, payable to the Servicer with respect to such Asset Series Proceeds; provided, however, that (i) no payments shall be made pursuant to this subparagraph to the extent that such amounts have previously been withheld by the Servicer from Asset Series Proceeds deposited into the Collateral Account pursuant to Section 2.7, (ii) no proceeds of any Special Capital Contributions received by Borrower shall be used to pay any amounts due to the Servicer pursuant to this Section 2.8(c), and (iii) to the extent Servicing Fees are reduced pursuant to Section 2.9(b), the Servicing Fees shall be payable at such reduced amount until the conditions for payment of the Subordinated Servicing Fee Amount in Section 2.9 (b)(i) or (ii) shall have been satisfied, in which case such Subordinated Servicing Fee Amount shall be payable pursuant to this Section 2.8(c);

(d) fourth, to the Lender, an amount equal to all accrued and unpaid interest on each Note in the Loan Series;

(e) fifth, to the Lender, an amount equal to the outstanding principal of each Note in the Loan Series, until such Note shall have been paid in full; and

(f) sixth, to the Borrower, the remainder of the Asset Series Proceeds with respect to each Note in the Loan Series for distribution in accordance with the Operating Agreement.

Section 2.9 75% Test. (a) With respect to each Asset Series, the Borrower and the Lender contemplate that from and after the date which is the six (6) month anniversary of the Borrowing Date for the initial Loan related to such Asset Series, the Asset Series Proceeds (including, for purposes of this Section 2.9, the aggregate amount of all Permitted Cure Funds and Special Capital Contributions with respect to such Asset Series) actually received with respect to such Asset Series, on a cumulative basis, will always be, as of any date of determination, at least seventy-five percent (75%) of Asset Series Proceeds projected by the Borrower to be received with respect to such Asset Series in the bid packages submitted by the Borrower as part of the Accepted Borrowing Requests for such Asset Series (the “75% Test”). The Borrower agrees to provide, or to cause the Servicer to provide, to the Lender, a report, as of the end of each calendar quarter, in form and content acceptable to the Lender (the “75% Test Report”), which shall establish, with respect to each Asset Series, whether such Asset Series is in compliance with the 75% Test as of the end of such calendar quarter. In the event that any Asset Series fails at any time to comply with the 75% Test, then the Lender, in its sole discretion, shall have the right to (i) appoint a replacement independent third-party servicer to service such Asset Series; provided, that, such independent third-party servicer shall not service any Assets in such Asset Series that are subject to bona fide payment arrangements or (ii) instruct Borrower to seek sale of all or a portion of the Asset Series by providing notice thereof within 5 Business Days of the applicable 75% Test Report, in which case Borrower shall use its reasonable best efforts to sell such portion of the Asset Series as Lender may request on commercially reasonable terms. Upon notice from the Lender of the Lender’s determination to appoint a replacement servicer with respect to such Asset Series, the Borrower and the Servicer shall cooperate with the Lender in effecting such transfer of servicing responsibilities by, among other things, delivering to the Lender or such replacement servicer, as directed by the Lender, such information and other items as the Lender or such replacement servicer deems necessary. If requested by Lender, Borrower and Servicer shall join with the Lender and such replacement servicer in the execution and delivery of a servicing agreement reasonably acceptable to the Lender and such replacement servicer and such other documentation as the Lender shall reasonably require. All costs and expenses incurred by the Borrower and the Servicer in complying with their obligations under this Section 2.9 shall be for their own respective accounts and shall not be reimbursed by the Lender or from Asset Series Proceeds. All costs incurred by the Lender in connection with this Section 2.9 shall constitute Loan Costs to the extent such costs have been actually incurred and arise out of charges from third parties (as opposed to expenses charged by the Lender), are reasonable, and such Loan Costs shall be payable as provided in this Agreement solely from Asset Series Proceeds arising out of the applicable Asset Series. All Asset Series Proceeds collected by such replacement servicer shall be deposited into the applicable Collateral Account for distribution in accordance with the provisions of this Agreement, except that with respect to the Assets placed with such replacement servicer, a reasonable and customary servicing fee under the circumstances shall be payable to such replacement servicer in accordance with the servicing agreement entered into with such replacement servicer (in the same order of priority as the Servicing Fee would have been paid to the Servicer absent such transfer) and no Servicing Fee or any other amount shall be payable to the Servicer with respect to such Assets placed with such replacement servicer. Nothing in this Section 2.9(a) shall be deemed to limit or restrict the rights and remedies available to the Lender as a result of the occurrence of a Loan Series Default or a Loan Series Event of Default under this Agreement.

(b) In addition to Lender’s right to designate a replacement servicer pursuant to Section 2.9(a), in the event that any Asset Series fails at any time to comply with the 75% Test, then, for so long as such Asset Series continues to fail the 75% Test, the Servicing Fee otherwise payable with respect to such Asset Series shall be reduced to the extent such Servicing Fee exceeds Servicer’s Total Direct Costs. “Total Direct Costs” means all direct costs incurred in connection with a particular Asset Series, including court costs, media costs, third-party servicing fees, costs to manage third-party servicing efforts and costs incurred in respect of internal collection efforts (including salaries, commissions and benefits of collection personnel and an allocation for the costs of facilities, telecommunications and incidental expenses related to the applicable collection activities), but excluding an allocation for general management overhead expenses. To the extent the Servicing Fee is reduced pursuant to this Section 2.9(b), the amount of such reduction (the “Subordinated Servicing Fee Amount”) shall be payable to Servicer out of the applicable Asset Series Proceeds upon the earlier to occur of (i) the applicable Asset Series satisfying the 75% Test and (ii) final payment by Borrower of all principal and interest due in respect of the applicable Loan Series.

(c) Notwithstanding any other provision of this Agreement or any other Loan Document, the failure of an Asset Series to comply with the 75% Test shall not constitute a Default or an Event of Default under this Agreement. However, the failure of the Borrower or the Servicer to cooperate with the Lender in transferring servicing responsibilities to a replacement servicer following the failure of an Asset Series to comply with the 75% Test or to use reasonable best efforts to sell a requested portion of the Asset Series as required by Section 2.9(a) shall constitute a Loan Series Event of Default under this Agreement.

ARTICLE III

COLLATERAL FOR LOANS; CUSTODY, SERVICING AND COLLECTIONS

Section 3.1 Pledge of Asset Pool Collateral. To secure the due and prompt payment and performance of the Obligations with respect to a given Loan Series, the Borrower shall grant the Lender a lien on and pledge of the Loan Collateral related to such Loan Series. The Loan Collateral related to a given Loan Series shall only secure the Obligations related to the given Loan Series and shall not secure any Obligations with respect to any other Loan Series; provided, that, upon the occurrence of a Facility Event of Default, Loan Collateral related to a given Loan Series shall secure the Obligations related to such Loan Series and the Obligations related to each and every other Loan Series all as further set forth in the Security Agreement.

Section 3.2 Perfection of Security Interests in Personal Property Collateral. The Borrower agrees to deliver to the Lender (or its designated custodial agent), promptly upon the Lender’s request and in any event within five (5) Business Days after the Lender’s request, copies of each original Account file of or relating to any Account and originals of each promissory note, chattel paper, installment sales agreement or other instrument with respect to which perfection may be obtained by possession, and shall execute such financing statements, together with any and all other instruments, assignments or documents and take such other actions as may be required, to perfect and to continue the perfection of the Lender’s security interest in all Loan Collateral.

Section 3.3 Servicing of Assets. The Borrower shall be obligated to manage, service, administer, make collections and pursue enforcement proceedings with respect to each Asset in accordance with the customary and usual procedures of institutions which service assets of the type included in each Asset Series and in substantial accordance with a written servicing plan delivered to, and approved by, the Lender (the “Servicing Plan”). The Servicer shall not make any material changes to the Servicing Plan without the prior written consent of the Lender, such consent not to be unreasonably withheld. In satisfaction of its servicing obligations under this Agreement, the Borrower has entered into a Servicing Agreement by and among the Servicer, the Lender and the Borrower of even date herewith (as the same may be amended, restated, supplemented or otherwise modified, the “Servicing Agreement”). Immediately upon the occurrence of a Loan Series Termination Event or a Facility Termination Event (as each such term is defined in the Servicing Agreement) the Lender may, to the extent and in the manner set forth in the Servicing Agreement, terminate the Servicer then acting in such capacity under the Servicing Agreement and may appoint a replacement servicer selected by the Lender in its reasonable discretion, and enter into a replacement servicing agreement acceptable to the Lender in its reasonable discretion. The Lender will endeavor to notify the Servicer of the replacement servicer selected and the fee for which such replacement servicer will service the Assets transferred to it by reason of the applicable Termination Event (as defined in the Servicing Agreement).

Section 3.4 Authority to Settle or Sell Loan Collateral. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may and the Borrower may instruct the Servicer to:

(a) settle Loan Collateral with an Obligor (a “Settlement”) if:

(i) the Settlement constitutes an arms length transaction in compliance with Section 6.8 hereof (provided, that, such Section shall not prohibit payment of the otherwise applicable Servicing Fee);

(ii) the Settlement does not result in receipt by the Borrower, the Servicer or any Affiliated Party of any commission, fee or other compensation in violation of Section 7.6 hereof (provided, that, such Section shall not prohibit payment of the otherwise applicable Servicing Fee, or any other commission, fee, or other compensation approved in writing by the Lender); and

(iii) the Settlement results in the realization (prior to payment of any applicable Servicing Fee) of not less than two and one-half times (2.5x) the purchase price paid by the Borrower under the applicable Purchase Agreement for the Loan Collateral subject to the Settlement.

(b) sell, assign or otherwise transfer, by or through any wholly owned Affiliated Party of West Corporation, Accounts from more than one Obligor to any other Person (a “Bulk Transfer”) if:

(i) the Bulk Transfer constitutes an arms length transaction in compliance with Section 6.8 hereof (provided, that, such Section shall not prohibit payment of the sales fee described below in Section 3.4(b)(iv));

(ii) the Bulk Transfer does not result in receipt by the Borrower, the Servicer or any Affiliated Party of any commission, fee or other compensation in violation of Section 7.6 hereof (provided, that, such Section shall not prohibit payment of the sales fee described below in Section 3.4(b)(iv));

(iii) the Bulk Transfer is consummated with Lender first having been given notice of the opportunity to bid on the applicable Loan Collateral (it being agreed that until notified in writing by Lender that it has an interest in bidding on Loan Collateral, no such opportunity to bid shall be required to satisfy this clause (iii), and, following such notice, such opportunity shall be on terms as to timeline and availability of information as shall be reasonably agreed between Borrower and Lender); and

(iv) no Servicing Fee shall be payable in connection with such Bulk Transfer and the Servicer shall be entitled to a sales fee not to exceed the lesser of one percent (1%) of amounts received as a result of the Bulk Transfer or its actual out-of-pocket expenses incurred in connection with the Bulk Transfer in lieu of any otherwise applicable Servicing Fee.

Any amounts received on account of any Settlement or Bulk Transfer in accordance with this Section shall constitute Asset Series Proceeds and, after payment to the Servicer of the sales fee described in Section 3.4(b)(iv), shall be deposited into the applicable Collateral Account and disbursed in accordance with the provisions of Section 2.8 hereof. For the avoidance of doubt, this Section 3.4 shall not be interpreted as a prohibition on the taking of any action (whether or not Borrower complies with conditions (b)(i) through (iv)) by Borrower with respect to a Bulk Transfer not otherwise prohibited by Section 7.2.

Section 3.5 Exchange of Assets with Asset Pool Sellers. In the event that the Borrower shall exchange or return Assets with any Asset Pool Seller, the Borrower shall promptly notify the Lender of such exchange or return and shall provide such information with respect to such exchange or return as Lender shall reasonably require. The Servicer shall not be entitled to any Servicing Fee with respect to any such exchange or return.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to the Initial Loan. The obligation of the Lender to make the initial Loan to the Borrower is subject to satisfaction by the Borrower of the conditions precedent set forth in Sections 4.2 and 4.3 with respect to such Loan and the further condition precedent that the Lender shall have received each of the following, dated such date and in form and substance satisfactory to the Lender:

(a) This Credit Agreement, properly executed on behalf of the Borrower.

(b) The Security Agreement, properly executed on behalf of the Borrower.

(c) The Servicing Agreement, properly executed on behalf of the Servicer, the Borrower and the Lender.

(d) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower or (ii) no financing statements or other notifications or filings have been filed and remain in effect against the Borrower, other than those permitted in accordance with Section 7.1.

(e) Certified copies of the resolutions of the members of the Borrower, evidencing approval of all Loan Documents to which the Borrower is a party and the other matters contemplated thereby.

(f) A copy of the Operating Agreement of the Borrower, certified by a Manager of the Borrower, as being a true and correct copy thereof.

(g) Certificate of existence of the Borrower dated not more than sixty (60) days prior to the date hereof, and, if required under the laws of any state, evidence satisfactory to the Lender that the Borrower is qualified to conduct its business in each state where it presently conducts such business.

(h) Acknowledgment copies of effective financing statements filed on or prior to the date of the initial Loan, naming the Lender as secured party and the Borrower, as debtor, or such other similar instruments or documents as may be necessary or, in the opinion of the Lender, desirable under the UCC or any comparable law of all appropriate jurisdictions.

(i) A signed copy of a certificate of a Manager of the Borrower which shall certify the names of the Managers of the Borrower authorized to sign the Loan Documents on behalf of the Borrower and the other documents or certificates to be delivered pursuant to this Agreement by the Borrower, including Borrowing Requests, together with the true signatures of such officers. The Lender may conclusively rely on such certificate until it shall receive a further certificate of a Manager of the Borrower canceling or amending the prior certificate and submitting the signatures of the members named in such further certificate.

(j) A signed copy of an opinion of counsel for the Borrower, addressed to the Lender, in form and content acceptable to the Lender.

(k) Evidence of all insurance required to be maintained by the Servicer under the provisions of the Servicing Agreement.

(l) The Collateral Account Agreement, properly executed on behalf of the Borrower, the Servicer and the Collateral Agent.

(l) Such other items as shall be reasonably requested by the Lender.

Section 4.2 Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan shall be subject to the further conditions precedent that the Lender shall have issued an Accepted Borrowing Request with respect thereto and shall have received, on or before the date of such Loan, each of the following with respect to such Loan, dated such date and in form and substance satisfactory to the Lender:

(a) A copy of the Purchase Agreement for the related Asset Pool, properly executed on behalf of the Borrower and the Asset Pool Seller, pursuant to which the Asset Pool Seller shall have agreed to transfer all Assets constituting a part of such Asset Pool to the Borrower, effective as of the Borrowing Date, free and clear of all liens, claims and encumbrances except those disclosed in the related Purchase Agreement, together with copies of the UCC-1 Financing Statement executed by the Asset Pool Seller, as debtor, in favor of the Borrower, as secured party, with an adequate description of the Assets contained in the Asset Pool being acquired and such other items as may be required by the Lender.

(b) In the event that such Loan is the initial Loan in a Loan Series or in the event that such Loan is the final Loan is a Loan Series and a replacement Note is required by the Lender, a Note or replacement Note, as applicable, for such Loan Series, properly completed and executed on behalf of the Borrower.

(c) Either receipt by the Lender of the Borrower’s Asset Pool Contribution with respect to the related Asset Pool, net of any Purchase Expenses paid or incurred by the Borrower in connection with consummation of its purchase of such Asset Pool, or receipt by the Lender of a written acknowledgment from the Asset Pool Seller of its receipt and acceptance of the Borrower’s Asset Pool Contribution with respect to the related Asset Pool, net of any Purchase Expenses paid or incurred by the Borrower in connection with consummation of its purchase of such Asset Pool.

(d) A duplicate copy of the computer disk showing all relevant information as to the Accounts being purchased by the Borrower, as provided by the Asset Pool Seller pursuant to the Purchase Agreement.

(e) Such supplements to the Security Agreement, UCC-1 Financing Statements and related instruments and documentation as the Lender may reasonably require to insure that upon funding of such Loan, the Lender will have a valid and perfected first lien security interest in the Loan Collateral related to such Asset Pool.

(f) Since the date of acceptance of the Borrowing Request, there shall not have been an event which has had or reasonably would be expected to have a Material Adverse Effect.

(g) Such other information as the Lender may reasonably request to verify the Total Cost of the Asset Pool, the nature or amount of the Accounts to constitute a part thereof or any other matter related thereto.

Section 4.3 Representations and Warranties Upon Making a Loan. The obligation of the Lender to make each Loan to finance the purchase of an Asset Pool shall be subject to the further condition precedent that on the date for funding of such Loan the following statements shall be true and accurate in all material respects and the Borrower, by requesting such Loan shall be deemed to have represented and certified that:

(a) The representations, warranties and covenants of the Borrower set forth in Article V are true and correct on and as of such date as though made on such date and shall be deemed to have been made on such date, except to the extent that any such representations, warranties and covenants relate solely to an earlier date or are otherwise modified by the operation of Section 5.11(e).

(b) No event has occurred and is continuing, or would result from the making of such Loan, which constitutes a Default or an Event of Default not previously disclosed by the Borrower to the Lender in writing and no Change of Control has occurred.

(c) Upon payment of the purchase price specified in the related Purchase Agreement to the Asset Pool Seller and consummation of the purchase contemplated in such Purchase Agreement, the Borrower will have good title to all Accounts being transferred thereunder free and clear of all liens, claims and other interests other than the liens granted to the Lender as contemplated herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as of the date hereof and as of each Borrowing Date as follows:

Section 5.1 Existence and Power; Name; Chief Executive Office. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect. The Borrower has all requisite power and authority, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. Within the last twelve (12) months, the Borrower has done business only under its name as specified herein. The chief executive office and principal place of business of the Borrower is located at the address set forth in Section 9.4, and all of the Borrower’s records relating to its businesses are kept at that location. The Borrower’s federal employer identification number is 26-2614978.

Section 5.2 Authorization for Borrowings; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents, and Loans from time to time obtained hereunder, have been duly authorized by all necessary legal action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any material law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower other than the security interests of the Lender created pursuant to the Loan Documents.

Section 5.3 Legal Agreements. The Loan Documents constitute, and the Notes, when and as executed and delivered, will constitute, the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.4 Subsidiaries. The Borrower has no subsidiaries.

Section 5.5 Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lender financial statements of the Borrower. Those statements fairly present the financial condition of the Borrower on the date thereof and the results of their respective operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower.

Section 5.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, could reasonably have a Material Adverse Effect.

Section 5.7 Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it except those where failure to do so would not have a Material Adverse Effect or for which the Borrower is conducting a Permitted Contest. The Borrower has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower, are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due unless failure to so file or to so pay would not have a Material Adverse Effect or for which the Borrowing is conducting a Permitted Contest.

Section 5.8 Title and Liens. The Borrower has good and marketable title to all Loan Collateral (or will have good and marketable title to all Loan Collateral on the date of purchase of such Loan Collateral), free and clear of all mortgages, security interests, liens and encumbrances, except for the security interests of the Lender under the Loan Documents and Permitted Liens. In addition, no financing statement naming the Borrower as debtor is on file in any office except to perfect only security interests permitted by Section 7.1.

Section 5.9 Plans. The Borrower does not maintain and has not in the past maintained any Plan. The Borrower has not received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. The Borrower does not have:

(a) any accumulated funding deficiency within the meaning of ERISA; or

(b) any liability or know of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which are or which may become payable to participants or beneficiaries of any such Plan).

Section 5.10 Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.11 Submissions to Lender.

(a) Internally Prepared Information. All financial and other information provided to the Lender (including, but not limited to completed background questionnaires) which has been prepared by any employee or officer of the Borrower or any Affiliated Party in connection with the Borrower’s request for any Loan and the credit facilities contemplated hereby (“Internally Prepared Information”) is true and correct in all material respects and contains no omissions which would cause such information to be materially misleading.

(b) Information Prepared by non-Affiliated Parties. All financial and other information provided to the Lender which has been prepared by a non-Affiliated Party in connection with the Borrower’s request for any Loan and the credit facilities contemplated hereby (“Externally Prepared Information”) is believed in Good Faith by the Borrower to be true and correct in all material respects and is believed in Good Faith to contain no omissions which would cause such information to be materially misleading.

(c) Projections, Valuations, Proforma Financial Statements. All projections, valuations or proforma financial statements, whether prepared by any employee or officer of the Borrower, any Affiliated Party or any non-Affiliated Party (“Projections”) are believed in Good Faith by the Borrower to present a Good Faith opinion as to the Projections and are believed in Good Faith to contain no omissions which would cause such information to be materially misleading.

(d) Mixed Information. To the extent any Internally Prepared Information is based on Externally Prepared Information, the representation in Section 5.11(a) is only directed at the Borrower’s use or manipulation of the Externally Prepared Information and any representation as to the Externally Prepared Information itself as raw data shall only be a representation under the standard contained in Section 5.11(b).

(e) Submission Updates. Any initial submission of financial or other information (which initial submission shall include any updates to such financial or other information made on or prior to the funding of the Loan related thereto) made by the Borrower to the Lender that is subject to this Section 5.11 (each an “Initial Submission”) shall be subject to the applicable requirements of Section 5.11(a) through (d) above. Any Initial Submission for which the representations under Section 5.11(a) through (d) are deemed reaffirmed or remade by the operation of Section 4.3(a) or (b) with respect to the funding of a subsequent Loan, shall only be reaffirmed or remade (i) to the extent of the Borrower’s and/or any Affiliated Party’s affirmative knowledge with respect thereto, and (ii) to the extent that a portion of any such Initial Submission also relates to the Loan then being made, but such reaffirmation or remaking shall only apply to the portion of such Initial Submission so relating to the Loan then being made.

ARTICLE VI

AFFIRMATIVE COVENANTS OF THE BORROWER

So long as any Note shall remain unpaid or outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower, with the unqualified opinion of the Borrower’s respective certified public accountants, which annual reports shall include the consolidated balance sheet of the Borrower, as at the end of such fiscal year and the related statements of earnings, members’ equity and cash flows for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, applied on a consistent basis, together with a certificate of a responsible officer of the Borrower, stating that such financial statements are true and accurate in all material respects.

(b) As soon as available and in any event within twenty (20) days after the end of each month, a copy of the interim unaudited financial statements of the Borrower, which financial statements shall include the balance sheets and the statements of earnings, shareholder’s equity and cash flows as of the end of such month for the Borrower, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with GAAP, applied on a consistent basis, together with a certificate of the Borrower stating that such financial statements, subject to year-end audit adjustments, fairly present the financial condition of the Borrower in all material respects.

(c) As soon as available and in any event within fifteen (15) days prior to the end of such quarter of each calendar year, and in a form acceptable to the Lender, projected collections and the expected internal rate of return (the “IRR Model”) for each Asset Series.

(d) As soon as available and in any event within fifteen (15) days after the end of each month, a report which sets forth as of the end of such month all Asset Series Proceeds collected and distributed pursuant to Section 2.8 through the end of such month (for each Asset Series separately and for all Asset Series combined) and the Asset Series Proceeds projected by the Borrower to be collected and distributed pursuant to Section 2.8 through the end of such month for such Asset Series (for each Asset Series separately and for all Asset Series combined).

(e) As soon as available and in any event within fifteen (15) days after the end of each month, (i) an Asset detail report, including all Asset related information, for each Asset Series and for all Asset Series in the aggregate, (ii) a summarized Asset Series report (summary information) by Asset Series and for all Asset Series in the aggregate and (iii) such other information as the Lender shall require.

(f) As promptly as practicable (but in any event not later than five (5) Business Days) after a responsible officer of the Borrower obtains knowledge of the occurrence of any default by the Borrower in the performance of any of its obligations under this Agreement or by the Servicer under the Servicing Agreement, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

(g) Such other information respecting each Asset Pool or the financial condition of the Borrower or the Servicer as the Lender may from time to time reasonably request.

Section 6.2 Books and Records; Inspection and Examination; Verification of Collection Activity. The Borrower will keep accurate books of record and account for itself pertaining to the Assets and the business and financial condition of the Borrower and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Lender, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all reasonable times during ordinary business hours, to discuss the affairs of the Borrower, including the purchase, servicing, collection or liquidation of assets, with any of its members, employees or agents and to conduct a review of the Borrower’s respective books and records with respect to the purchase, servicing, collection and disposition of Loan Collateral.

Section 6.3 Compliance with Laws. The Borrower will (a) comply in all material respects with the requirements of applicable laws and regulations, the non-compliance with which could reasonably result in a Material Adverse Effect, (b) comply in all material respects with all applicable debt collection laws, regulations, ordinances and requirements and will obtain any and all licenses, permits and similar approvals required for the collection or servicing of any Account constituting a part of an Asset Series and (c) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without material violation of any federal, state or local law, statute or ordinance.

Section 6.4 Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim with respect to taxes, assessments and other governmental charges, for which a Permitted Contest is being conducted by the Borrower.

Section 6.5 Maintenance of Properties. The Borrower will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted), except that the Borrower shall not be required to do so to the extent that failure to do so would not result in a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

Section 6.6 Preservation of Legal Existence. The Borrower will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner, except the Borrower shall not be required to do so to the extent that failure to do so would not result in a Material Adverse Effect.

Section 6.7 Special Purpose Entity. The Borrower will (a) own no material assets, and not engage in any material business, other than the assets and transactions specifically contemplated by the Loan Documents, (b) not incur any indebtedness for borrowed money or material obligation, secured or unsecured, direct or indirect, absolute or contingent, other than as contemplated hereby (including the Loan Documents and/or the Operating Agreement) or as approved by a Super-Majority in Interest of the members of the Borrower), (c) not make any loans or advances to any third party (other than Assets), and shall not acquire obligations or securities of any Affiliated Party, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (e) do all things necessary under applicable law and its organizational documents to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its Organizational Documents, or suffer the same to be amended, modified or otherwise changed (except to the extent that the same would not result in a Change of Control and would not otherwise violate the terms of this Agreement), without the prior written consent of the Lender, (f) maintain all of its books, records, financial statements and bank accounts separate from those of any Affiliated Parties, (g) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliated Party), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identify itself or any Affiliated Party as a division or part of the other and maintain and utilize separate stationary, invoices and checks, (h) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (i) not engage in or suffer any dissolution, winding-up, liquidation, consolidation or merger in whole or in part, (j) not commingle its funds or other assets with those of any Affiliated Party or any other Person, (k) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliated Party or any other Person, (l) not and will not hold itself out to be responsible for the debts or obligations of any other Person and (m) be formed and organized solely for the purpose of holding, directly or indirectly, the Assets and not hold or own any assets other than the Assets, Asset Series Proceeds and assets related thereto (it being understood that the only Asset Pools which Borrower will purchase are those which Lender shall have agreed to have purchased in connection with an accepted Borrowing Request pursuant to Section 2.1). Notwithstanding any provision of this Section 6.7 to the contrary, the Borrower shall be permitted to consummate sales of Loan Collateral under Section 3.4 in accordance with the terms and conditions specified in Section 3.4.

Section 6.8 Arms-Length Transactions. The Borrower will conduct all collection activities and all sales, transfers and dispositions relating to the Assets on an arms-length basis and so as to cause all collections and all consideration received upon the sale, transfer or disposition of an Asset to (i) become and constitute Asset Series Proceeds, and (ii) be distributed as Asset Series Proceeds in accordance with this Agreement.

Section 6.9 Purchase Agreements. The Borrower will comply with each of its obligations under each of its Purchase Agreements, except where failure to so comply would not have a Material Adverse Effect.

Section 6.10 Right of Lender to Place a Sampling of Assets with Independent Servicer. At any time and from time to time, the Lender may, upon written notice to the Borrower, if the Lender reasonably believes that the Borrower or the Servicer has engaged in fraud or mismanagement of the Assets, select certain Assets for placement for servicing with an independent third-party servicer, in accordance with the terms and conditions set forth and described in Section 2.11 of the Servicing Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Note or Asset Series shall remain unpaid or outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 7.1 Liens. The Borrower will not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any Loan Collateral, now owned or hereafter acquired, or assign or otherwise convey any right to receive collections or other income with respect thereto, except for the liens and security interests created in favor of the Lender under the Security Agreement and Permitted Liens.

Section 7.2 Sale or Transfer of Assets; Suspension of Business Operations. Except as otherwise permitted in accordance with Section 3.4, the Borrower will not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person, and will not liquidate, dissolve or suspend its business operations.

Section 7.3 Consolidation and Merger; Asset Acquisitions. Except as permitted by Section 9.12, the Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person (except pursuant to a Purchase Agreement and Accepted Borrowing Request approved by the Lender in accordance with Section 2.1). Notwithstanding any provision of this Section 7.3 to the contrary, the Borrower shall be permitted to consummate sales of Loan Collateral under Section 3.4 in accordance with the terms and conditions specified in such Sections.

Section 7.4 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 7.5 Modification or Termination of Agreements. The Borrower will not terminate, amend or modify any of the Loan Documents without the prior written consent of the Lender.

Section 7.6 No Commissions or Rebates on Dispositions or Collections. Except as otherwise permitted in writing by the Lender, the Borrower will not accept or receive or agree to accept or receive, nor allow any Affiliated Party to accept or receive or agree to accept or receive, any rebate, refund, commission, fee, kickback or rakeoff, whether cash or otherwise and whether paid by or originating with the Obligor or any other party (including but not limited to brokers and agents), as a result of or in any way in connection with collection activities related to any asset or in connection with the sale, disposition, transfer or servicing of any Asset, other than payment of the Servicing Fee to the Servicer.

ARTICLE VIII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 8.1 Loan Series Events of Default. “Loan Series Event of Default”, wherever used herein, means any one of the following events:

(a) default in the payment of any interest on or principal of any Note when it becomes due and payable as provided in Sections 2.5 and 2.8 and such default continues for more than three (3) Business Days following receipt of notice of such default from the Lender; provided, however, if all Asset Series Proceeds related to such Note have been distributed in accordance with the terms of this Agreement then no Loan Series Event of Default shall be deemed to have occurred pursuant to this Section 8.1(a) (and no default or breach shall be deemed to have occurred in respect thereof under the Loan Documents); or

(b) default in the payment of any fees, costs or expenses required to be paid by the Borrower under this Agreement as provided in Section 2.8 or any other Loan Document and such default continues for more than three (3) Business Days following receipt of notice of such default from the Lender; or

(c) default in the performance, or breach, of any covenant or agreement of the Borrower contained in Sections 6.1(c), (d) or (f), 6.2, 6.9 or 7.1 in this Agreement and the continuance of such default for more than ten (10) days following receipt of notice of such default from the Lender; or

(d) a material default in the performance, or material breach, of any material covenant or agreement of the Borrower (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 8.1 or in Section 8.2 specifically dealt with) in respect of a particular Loan Series and the continuance of such default for more than ten (10) days following receipt of notice of such default from the Lender; or

(e) any representation or warranty made in Good Faith by the Borrower in this Agreement or by the Borrower (or any of its officers) in any Borrowing Request, or in any other certificate, instrument or statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made and the harm caused thereby shall not be remedied by the Borrower within ten (10) days following receipt of notice of such default from the Lender; or

(f) a default or breach constituting a “Loan Series Default” or a “Loan Series Termination Event” shall occur under any other Loan Document (as such terms are defined in the applicable Loan Document) and the expiration of the applicable period of grace, if any, specified in such agreement; provided that, in no event shall the failure of an Asset Series to comply with the 75% Test constitute a default or breach constituting a “Loan Series Default” or a “Loan Series Termination Event” pursuant to this Section 8.1(f);

(g) a failure of Borrower to remit to Lender the proceeds of any Special Capital Contribution within five Business Days of the obligation of West Receivable to make such Special Capital Contribution to Borrower arising pursuant to the Operating Agreement; or

(h) any Asset of the Borrower, other than in connection with a Facility Event of Default, is subject to an order or writ granting a motion or action to replevy, sequester, garnish, attach or levy against such Asset and the Lender, in its sole opinion, determines that such order or writ will have a material adverse effect on the value of the Asset Series of which such Asset is a part.

Section 8.2 Facility Events of Default. “Facility Event of Default”, whenever used herein, means, any one of the following events.

(a) the Borrower shall make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower; or

(b) a petition naming the Borrower as debtor is filed under the United States Bankruptcy Code, and, if such a petition is involuntarily filed against the Borrower by a Person or Persons other than the Borrower, such petition is not dismissed within sixty (60) days of such filing; or

(c) default in the performance, or breach, of any covenant or agreement of the Borrower contained in Sections 6.3, 6.6 (as to maintenance of legal existence), 6.7(a), (b) and (m) 6.8, 7.3 or 7.6 of this Agreement or a material default in the performance, or material breach, of any material covenant or agreement of the Borrower contained in this Agreement in respect of multiple Loan Series (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section or in Section 8.1 specifically dealt with) and the continuance of such default for more than ten (10) days following receipt of notice of such default from the Lender; or

(d) any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any Borrowing Request, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove, as a result of Bad Faith on the part of the Borrower or any Affiliated Party, to have been incorrect in any material respect when made and the harm caused thereby shall not be remedied by the Borrower within ten (10) days following receipt of notice of such default from the Lender; or

(e) the rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $150,000 (unless the payment of such judgment in excess of $150,000 is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of forty-five (45) consecutive days without a stay of execution; or

(f) a default or breach constituting a “Facility Default” or a “Facility Termination Event” shall occur under any other Loan Document (as such terms are defined in the applicable Loan Document) and the expiration of the applicable period of grace, if any, specified in such agreement; or

(g) the Borrower shall (i) liquidate, (ii) dissolve, (iii) terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course for a period of more than fourteen (14) days, or (iv) shall sell all or substantially all of its assets, without the prior written consent of the Lender; or

(h) the Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency for which nonpayment thereof will not result in a Material Adverse Effect or for which the Borrower is conducting a Permitted Contest); or

(i) a Change of Control shall occur; or

(j) either of the following shall occur: (i) entry of a court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any material part of its business affairs in the ordinary course of business and such order or writ is not stayed or dismissed within sixty (60) days, or (ii) withdrawal or suspension of any license required for the conduct of any material part of the business of the Borrower.

Section 8.3 Rights and Remedies Upon the Occurrence of a Loan Series Event of Default. Upon the occurrence of a Loan Series Event of Default with respect to a Loan Series and/or the related Asset Series, or at any time thereafter until such Loan Series Event of Default is cured or waived to the written satisfaction of the Lender, the Lender may exercise any or all of the following rights and remedies with respect to such Loan Series and/or the related Asset Series:

(a) by notice to the Borrower, declare the entire unpaid principal amount of the Note evidencing the Loans in the applicable Loan Series, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement, with respect to the Loans in such Loan Series, to be forthwith due and payable whereupon such Note, all such accrued interest, and all such amounts (to the extent funds are available therefor) shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) transfer servicing of all Assets in the related Asset Series to a replacement servicer chosen by the Lender in accordance with the Servicing Agreement;

(c) revoke unilaterally the permission given to the Servicer to withhold its Servicing Fees and Advanced Court Costs from Asset Series Proceeds to be deposited into the Collateral Account pursuant to Section 2.7, and direct the Servicer to take all steps necessary to liquidate the Assets constituting a part of the related Asset Series in an expeditious manner pursuant to such procedures and for such sale prices as the Lender shall specify, and apply all Asset Series Proceeds resulting therefrom in accordance with Section 2.8; and

(d) exercise and enforce any and all rights and remedies available to the Lender under any Loan Document (or otherwise by law or agreement) against any or all Assets constituting a part of the related Asset Series for the Loan Series so in default and apply all proceeds resulting therefrom in accordance with Section 2.8; provided that no Servicing Fee shall be payable with respect to any Asset Series Proceeds received thereby if the Lender effects collection thereof without the assistance of the Servicer; provided, however, that until the occurrence of a Facility Event of Default, the Lender shall not exercise any rights or remedies against any Loan Collateral not constituting a part of the Asset Series related to the Loan Series so in default.

Section 8.4 Rights and Remedies Upon the Occurrence of a Facility Event of Default. Upon the occurrence of a Facility Event of Default, or at any time thereafter until the Facility Event of Default is cured or waived to the written satisfaction of the Lender, the Lender may exercise any or all of the following rights and remedies with respect to any or all outstanding Loans, any or all Loan Series and any or all Asset Series related thereto:

(a) by notice to the Borrower, declare the entire unpaid principal amount of all Notes, or any of them, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement, to be forthwith due and payable whereupon such Note or Notes, as the case may be, all such accrued interest and all such amounts (to the extent funds are available therefor) shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) terminate the existing Servicing Agreement and enter into a new Servicing Agreement with a replacement Servicer to service and collect all Loan Collateral, with such replacement Servicer taking direction solely and exclusively from the Lender;

(c) revoke unilaterally the permission given to the Servicer to withhold its Servicing Fees and Advanced Court Costs from Asset Series Proceeds to be deposited into the Collateral Account pursuant to Section 2.7, and direct the Servicer to take all steps necessary to liquidate the Assets constituting a part of the related Asset Series in an expeditious manner pursuant to such procedures and for such sale prices as the Lender shall specify, and apply all Asset Series Proceeds resulting therefrom in accordance with Section 8.6; and

(d) exercise and enforce any and all rights and remedies available to the Lender under any Loan Document (or otherwise by law or agreement) against any or all Loan Collateral securing payment of any or all outstanding Loans;

provided, however, that no Servicing Fee shall be payable with respect to any Asset Proceeds received as a result of any actions specified above if the Lender effects collection thereof without the assistance of the Servicer.

Section 8.5 Application of Asset Proceeds upon the Occurrence of a Loan Series Event of Default. Upon the occurrence of a Loan Series Event of Default, all Asset Proceeds available for distribution from the Asset Series related to the Loan Series with respect to which such Loan Series Event of Default has been declared shall be distributed in accordance with Section 2.8. Notwithstanding any other provision of any Loan Document, it is agreed that until the occurrence of a Facility Event of Default, the Obligations are non-recourse as to assets of Borrower other than Asset Series related to the applicable Loan Series and as to any Loan Series, the Lender shall have no rights or remedies against any Loan Collateral (or other assets of the Borrower) not constituting a part of the Asset Series related to the applicable Loan Series.

Section 8.6 Application of Asset Proceeds in the Event of Acceleration by the Lender or upon the Occurrence of a Facility Event of Default under Section 8.2(b). Notwithstanding anything in Section 2.8 or elsewhere in this Agreement to the contrary, in the event that the Lender declares the entire unpaid principal amount of all Notes, all accrued and unpaid interest thereon, and all other amounts payable to the Lender under this Agreement, to be due and payable pursuant to Section 8.4(a) or upon the occurrence of a Facility Event of Default under Section 8.2(b), from and after such declaration or such Facility Event of Default, all Asset Proceeds available for distribution from all Asset Series shall be distributed in accordance with the following:

(a) first, to the Lender, an amount equal to all unpaid Loan Costs paid or incurred by the Lender with respect to all Loans;

(b) second, to the Servicer, for any given Account, an amount equal to the Advanced Court Costs with respect to such Account;

(c) third, to the Servicer an amount equal to the Servicing Fee, if any, payable to the Servicer with respect to the Asset Proceeds (adjusted as provided pursuant to Section 2.9(b));

(d) fourth, to the Lender, an amount equal to the entire unpaid principal amount of all Notes, all accrued and unpaid interest thereon and all other amounts payable by the Borrower to the Lender under this Agreement or otherwise to be applied by the Lender in such order of application as the Lender shall determine in its sole discretion;

(e) fifth, to the Servicer, the Subordinated Servicing Fee Amount, if any;

and

(f) sixth, the remainder of the Asset Proceeds, from all Asset Series to the Borrower.

Section 8.7 Borrower Cure. The Borrower may, or may cause an Affiliated Party to, provide Permitted Cure Funds to cure any Default or Event of Default hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2 Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3 Severability Clause. Any part, provision representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 9.4 Notices. Any notices, consents, directions, demands or other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight delivery at, or telecopied to the respective addresses or telecopy numbers, as the case may be, set forth below (or to such other address or telecopy numbers as either party shall give notice to the other party pursuant to this Section 9.4):

If to the Borrower:

West Receivables Purchasing, LLC

P.O. Box 50401

Henderson, Nevada 89016

Attention: President

with copies to:

West Asset Management, Inc.

5300 Oakbrook Parkway, Suite 300

Norcross, Georgia 30093

Attention: President

Telephone: (678) 924-1955

Telecopy: (678) 742-6753

West Receivable Services, Inc.

P.O. Box 50401

Henderson, Nevada 89016

Attention: President

West Corporation

11808 Miracle Hills Drive

Omaha, NE 68154

Attention: General Counsel

Telephone: (402) 963-1200

Telecopy: (402) 963-1211

If to the Lender:

TOGM, LLC

1603 Orrington Avenue, Suite 810

Chicago, Illinois 60201

Attention: Randy Rochman

Telephone: (847) 328-0711

Telecopy: (847) 328-0705

with copy to:

Koley Jessen P.C., L.L.O.

One Pacific Place

1125 South 103rd Street, Suite 800

Omaha, Nebraska 68124

Attention: Mr. Matthew D. Maser

Telephone: (402) 390-9500

Telecopy: (402) 390-9005

Section 9.5 Reimbursement of the Lender’s Costs and Expenses.

(a) Out-of-Pocket Costs and Expenses Incurred in Connection with the Preparation, Execution and Delivery of the Loan Documents. The Borrower and the Lender agree that all out-of-pocket costs and expenses incurred by the Lender and the Borrower in connection with the preparation, execution and delivery of the Loan Documents (including without limitation reasonable legal fees and expenses of counsel), UCC searches, recording fees, and other similar expenses paid or incurred by the Lender in connection with obtaining and perfecting its security interest or lien on or priority in any Loan Collateral shall be paid by the Borrower.

(b) Out-of-Pocket Costs and Expenses Incurred by the Lender in Connection with Administering, Amending, Documenting, Recording, Filing, Insuring or Enforcing the Loan Documents or the Loan Collateral after Funding. All out-of-pocket costs and expenses incurred by the Lender in connection with administering, amending, documenting, recording, filing, insuring or enforcing any Loan Document or any Loan Collateral, or perfecting or maintaining the priority of any lien on or security interest in any Loan Collateral, incurred after funding of the related Loan shall constitute Loan Costs with respect to the related Asset Series for which they were incurred (or pro rata among all Asset Series if not attributable to one such Asset Series) and shall be payable as such in accordance with Section 2.8 or Section 8.6, as applicable. In furtherance of the foregoing, and not in limitation thereof, the Lender and the Borrower agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the enforcement by the Lender of any of the rights or remedies available to the Lender under this Agreement or under any of the other Loan Documents or under applicable law, whether or not suit is filed with respect thereto, shall constitute Loan Costs which shall be payable as such in accordance with Section 2.8 or Section 8.6, as applicable.

Section 9.6 Indemnity. In addition to the payment of out-of-pocket costs and expenses pursuant to Section 9.5, the Borrower agrees to indemnify, defend and hold harmless the Lender and each of its respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents (the “Indemnitees”), from and against (i) to the extent not included as Purchase Expenses, any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of any Loans, and (ii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitations, the reasonable fees and disbursements of counsel actually incurred) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with, the making of any Loans or entering into this Agreement or any other Loan Documents or the use or intended use of the proceeds of the Loans or the collection of Assets, excepting, however, from the foregoing any such liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses resulting from collection actions undertaken by the Lender, or by a replacement servicer appointed by the Lender, or the willful misconduct or gross negligence of an Indemnitee. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities contemplated hereby which is permissible under applicable law. The obligations of the Borrower under this Section 9.6 shall survive termination of this Agreement.

Section 9.7 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. Except as otherwise provided in the Security Agreement, the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

(b) Jurisdiction. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any federal court sitting in Douglas County, Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process, by certified mail, return receipt requested, to the Borrower at its addresses specified in Section 9.4 above. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.8(b) shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.9 Integration. This Agreement comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.

Section 9.10 Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.11 Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.12 Assignment. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, except that neither the Borrower nor the Lender may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the other party. Subject to compliance with Section 2.6 thereof, the Lender hereby expressly reserves unto itself the right to sell, transfer, assign and convey any Note or any portion thereof and any or all of its rights or obligations under this Agreement or with respect to any Loan or Note, including without limitation the right to sell undivided participating interests in any Loan or Note, to its Lender Affiliates, or any purchaser of its ownership interest in the Borrower pursuant to a purchase and sale agreement permitted pursuant to the Operating Agreement, without any prior notice to or consent of the Borrower. In addition, the Lender hereby expressly reserves unto itself the right to sell undivided participating interests in any or all of the Loans and related Notes, without prior notice to or consent of the Borrower; provided, that, such sales of participating interests shall not restrict or provide for a transfer or change of decision-making control with respect to the administration and enforcement of this Agreement except in the event of a default by a Lender under the participation interest sale agreement. The Lender may provide to any potential assignees or transferees copies of all Loan Documents and other information regarding any Asset Pool or the Borrower that the Lender may then have in its possession, provided that any such potential assignee or transferee shall agree to keep such information confidential.

Section 9.13 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 9.14 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.15 Use of Lender’s Name. The Borrower hereby agrees that neither the Borrower nor the Servicer shall refer to or use the name “TOGM”, or any such name in any manner in any collection or enforcement activities with respect to any Asset or in any advertising, printed material, electronic medium or other medium, without first obtaining the Lender’s prior written consent. The Lender shall have no obligation to give any such written consent and may withhold the same in its sole and absolute discretion.

Section 9.16 Confidentiality of Information. The Lender hereby acknowledges that it will use all information regarding one or more Asset Pools in connection with a Borrowing Request (the “Confidential Information”) solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto and, in particular, determining whether or not to make a Loan with respect to an Asset Pool. In addition, the Lender will not disclose any Confidential Information without the prior written consent of the Borrower, other than to the directors, employees, auditors, counsel or affiliates of the Lender, each of whom shall be informed of the confidential nature of the Confidential Information; provided, however, that the Lender or Borrower may disclose any such Confidential Information (i) to any party contemplated in this Agreement for purposes contemplated hereunder (including to any permitted assignee of a Loan), (ii) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (iii) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party or (iv) in the event any such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information; provided, further, that, the Lender will endeavor to give notice to the Borrower of any required disclosure under (ii), (iii) and (iv) above prior to such disclosure. This Section 9.16 shall be inoperative as to those portions of the Confidential Information which are or become generally available to the public or to the Lender on a non-confidential basis from a source other than the Borrower or were known to the Lender on a non-confidential basis prior to its disclosure by the Borrower.

Section 9.17 Effective Date. This Credit Agreement shall be effective as of the date on which Lender acquires a membership interest in the Borrower pursuant to the Operating Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WEST RECEIVABLES PURCHASING, LLC

	By:	/s/ Nancee R. Berger
		Name:	Nancee R. Berger
		Title:	Manager

TOGM, LLC

By:	West Family Investments, LLC
Its:	Manager

	By:	/s/ Randy Rochman
	Name:	Randy Rochman
	Title:	CEO

EXHIBIT A

BORROWING REQUEST

AND ACCEPTANCE

                                             ,

_____________________

_____________________

_____________________

_____________________

Attn: __________________

Re:	Request for Loan under our Credit Agreement with you dated _____________,
2008 (the “Credit Agreement”)

Ladies and Gentlemen:

Unless otherwise expressly indicated, all capitalized terms used herein but not otherwise herein defined shall have the respective meanings ascribed to them in the Credit Agreement. On _________________, we intend to submit an offer to purchase a pool or pools of assets (the “Asset Pool”), which Asset Pool includes charged off credit card receivables and other delinquent or deficiency consumer obligations (the “Assets”) from _______________________________________ (the “Asset Pool Seller”) for a purchase price not to exceed $_______ (the “Purchase Price”), such purchase to be effected pursuant to the terms and conditions of a purchase agreement which, if available, is in substantially the form attached hereto as Annex I (the “Purchase Agreement”). We anticipate that the Total Cost of the Asset Pool (which includes anticipated Purchase Expenses) will be $            , as set forth and described in Annex II attached hereto. The terms and conditions of any deferred amounts payable to the Asset Pool Seller are as set forth and described in Annex II attached hereto.

Pursuant to Section 2.1 of the Credit Agreement, we hereby request that you make a Loan in an amount not to exceed the lesser of (i) ____________ percent (_____%) of the Total Cost of the Asset Pool or (ii) $            . Our Asset Pool Contribution with respect to the Asset Pool will be $            , which is not less than twenty percent (20%) of the Total Cost of the Asset Pool. The Floating Rate applicable to the Loan will be equal to the sum of (a) the Base Rate and (b) _________ percent (____%).

The Loan [will be included in the Loan Series and Asset Series designated _______________ will commence a new Loan Series and Asset Series to be known as ___________________]. After giving effect to the funding of the Loan, the Loan Maturity Date for all of the Loans in this Loan Series will be ___________, _____.

To induce you to make the Loan requested above, we hereby represent and warrant to you the following:

(a) No Event of Default has occurred and is continuing, or will result from the making of this Borrowing Request or the transactions contemplated hereby;

(b) The conditions precedent set forth in Section 4.2 of the Credit Agreement are fully satisfied as of the date of the Borrowing Request; and

(c) The representations, warranties and covenants of the undersigned set forth in Article V and Section 4.3 of the Credit Agreement are true and correct as of the date of the Borrowing Request.

Pursuant to Section 2.1 of the Credit Agreement, included with this Borrowing Request is the following pertinent information and documentation relating to the Asset Pool:

(a) Attached hereto as Annex III is the related bid package as provided by the Asset Pool Seller; and

(b) Attached hereto as Annex IV is all relevant additional information regarding the Assets, including without limitation, the aggregate number of Accounts included in the Asset Pool, projections of equity distributions to Lender under the Operating Agreement and projections of Asset Pool Proceeds for all Assets in the related Asset Pool, the proposed Servicing Fee for collection of such Accounts, projections of the Borrower’s anticipated recoveries, cash flows and net returns to be obtained upon collection of all Assets in the Asset Pool and other information material to our economic assumptions with respect to the Assets and the Asset Pool.

We will use our best efforts to promptly supply such additional pertinent information and documentation as you may request.

Our good faith estimate of actual incremental servicing costs over time with respect to the Asset Pool which supports a requested Servicing Fee as follow:

The following assumes month 1 is the sweep performed during __________.

This also assumes these fee rates will be paid to the Servicer regardless of what fees the Servicer has negotiated with third parties, including collection agencies and attorneys. This overrides the policy detailed in the Servicing Agreement.

Period	Servicing Fee
Months 1 – 6	_____	%
Months 7 – 12	_____	%
Months 13 – 18	_____	%
Months 19 – 24	_____	%
Months 25 – 30	_____	%
Months 31 – 36	_____	%
Thereafter	_____	%

The supporting rationale for the requested Servicing Fee is as follows:

____________________________________________________________________________

____________________________________________________________________________

_______________________________________________________________________.

In accordance with Section 2.1 of the Credit Agreement, your failure to respond to this Borrowing Request within five (5) Business Days (or within such extended period to which we may mutually agree in the event you request additional information or documentation) shall be deemed a rejection of this Borrowing Request by you.

Very truly yours, WEST RECEIVABLES PURCHASING, LLC

By:
Name:
Title:

Acceptance

The undersigned acknowledges receipt of your Borrowing Request dated _________, ________ with reference to an Asset Pool offered for sale by ______________________________, with an estimated Total Cost of $            . We hereby accept your request that we make available to you a Loan in an amount equal to the lesser of (a) $_______ or (b) ____________ percent (_____%) of the Total Cost of the Asset Pool. The actual amounts of the Loan and your Asset Pool Contribution will be determined upon final review of the related Asset Pool and a determination of the actual Total Cost of such Asset Pool at an interest rate equal to the sum of (a) the Base Rate and (b) ______ percent (___%). Your Asset Pool Equity Contribution with respect to such Asset Pool shall be ________ percent (____%) of the Total Cost of the Asset Pool, which is not less than twenty percent (20%) thereof. Our obligation to make the Loan to you is subject to all of the terms and conditions set forth in the Credit Agreement, including without limitation, satisfaction of each of the conditions precedent set forth in Sections 4.1 and 4.2 of the Credit Agreement with respect to such Asset Pool.

The Loan will be included in the Loan Series designated ______________ and the Asset Pool will be included in the Asset Series designated ________________. After giving effect to the funding of the Loan, the Loan Maturity Date for all of the Loans in this Loan Series will be ___________, _____.

The following modifications to your Borrowing Request are required:

____________________________________________________________________________

____________________________________________________________________.

Please execute and return to us a copy of this Accepted Borrowing Request, evidencing your acceptance thereof. If not accepted and returned to us within ___________ (            ) Business Days, this Accepted Borrowing Request shall have no further force or effect and the Lender’s commitment hereunder shall be null and void.

TOGM, LLC By: West Family Investments, LLC Its: Manager

By:
Name:
Title:

Date: _________________________________________

ACCEPTED: WEST RECEIVABLES PURCHASING, LLC

By:
Name:
Title:

WEST RECEIVABLE SERVICES, INC.

By:
Name:
Title:

EXHIBIT B

Series Reference

                                                      -

________________________

PROMISSORY NOTE

[$ ]	_________________________
__________________, _______

For value received, the undersigned, WEST RECEIVABLES PURCHASING, LLC, a Nevada limited liability company (the “Borrower”), hereby promises to pay to the order of TOGM, LLC, a _______________ limited liability company (the “Lender”), at its main office in Chicago, Illinois, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of [_______________________Dollars and ____/100 ($________________)], together with interest on the principal amount hereunder remaining unpaid from the date hereof until this Note is fully paid, at the interest rate in effect from time to time under the Credit Agreement computed in accordance with the Credit Agreement.

The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement, but in any event will be due and payable in full on the Loan Maturity Date, as defined in and provided for in the Credit Agreement for this Note. This Note may be prepaid only in accordance with the Credit Agreement.

The “Credit Agreement,” as referred to herein, shall mean that certain Credit Agreement dated as of _______________, 2008, by and among the undersigned and the Lender, as amended, modified or extended. This Note is issued in connection with the acquisition by the Borrower of certain assets referred to in the Lender’s records as ________________. This Note is subject to and is payable in accordance with the Credit Agreement and is one of the Notes referred to therein.

This Note is secured, among other things, pursuant to the Security Agreement (as defined in the Credit Agreement) and the other Loan Documents (as defined in the Credit Agreement), and may now or hereafter be secured by one or more other security agreements, pledges, assignments, agreements or other instruments.

B-1

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses (to the extent actually incurred by the Lender), in the event this Note is not paid when due, whether or not legal proceedings are commenced. Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note shall not be transferred without compliance with Section 9.12 of the Credit Agreement and providing written notice of the transfer and the identity of the transferee to the Borrower, which shall be in the form of a true and correct copy of the original endorsement of this Note provided to the Borrower in accordance with the notice provisions of the Credit Agreement. Any transfer without compliance with the previous sentence shall be null and void.

WEST RECEIVABLES PURCHASING, LLC

By:
Name:
Title:

B-2

EXHIBIT C

Series Reference

                                                      -

________________________

PROMISSORY NOTE

$	_________________________
__________________, ______

For value received, the undersigned, WEST RECEIVABLES PURCHASING, LLC, a Nevada limited liability company (the “Borrower”), hereby promises to pay to the order of TOGM, LLC, a Nebraska limited liability company (the “Lender”), at its main office in Chicago, Illinois, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ________________________________________ Dollars and __/100 ($____________), together with interest on the principal amount hereunder remaining unpaid from the date hereof until this Note is fully paid, at the interest rate in effect from time to time under the Credit Agreement (as defined below) computed in accordance with the Credit Agreement.

The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement, but in any event will be due and payable in full on the Loan Maturity Date, as defined in and provided for in the Credit Agreement for this Note. This Note may be prepaid only in accordance with the Credit Agreement.

The “Credit Agreement,” as referred to herein, shall mean that certain Credit Agreement dated as of May 31, 2007, by and among the undersigned and the Lender, as amended, modified or extended. This Note is issued in connection with the acquisition by the Borrower of certain assets referred to in the Lender’s records as ________________. This Note is subject to and is payable in accordance with the Credit Agreement and is one of the Notes referred to therein.

This Note is secured, among other things, pursuant to the Security Agreement (as defined in the Credit Agreement) and the other Loan Documents (as defined in the Credit Agreement), and may now or hereafter be secured by one or more other security agreements, pledges, assignments, agreements or other instruments.

This Note is issued to consolidate the Borrower’s indebtedness for the Lender’s advance of $_________ on the date hereof with the indebtedness evidenced by the Borrower’s Promissory Notes dated ____________; _____________; ____________; and _____________, payable to the order of the Lender in the original principal amounts of $            , $            , $            , and $                     respectively (collectively, the “Previous notes”). (Series Reference:____________). This Note is not issued in payment of the Previous Notes.

D-1-1

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses (to the extent actually incurred by the Lender), in the event this Note is not paid when due, whether or not legal proceedings are commenced. Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note shall not be transferred without compliance with Section 9.12 of the Credit Agreement and providing written notice of the transfer and the identity of the transferee to the Borrower, which shall be in the form of a true and correct copy of the original endorsement of this Note provided to the Borrower in accordance with the notice provisions of the Credit Agreement. Any transfer without compliance with the previous sentence shall be null and void.

WEST RECEIVABLES PURCHASING, LLC

By:
Name:
Title:

D-1-2